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               Consent of Independent Auditors



The Board of Directors and Stockholders
C-COR.net Corp:


We consent to incorporation by reference in the registration statements (Nos. 2-95959, 33-27440, 33-35208, 33-66590, 333-02505, 333-65805) on Form S-8 and (No.
333-82697) on Form S-3 of C-COR.net Corp. of our report dated August 16, 1999, relating to the consolidated balance sheets of C-COR.net Corp. as of June 25, 1999 and June 26, 1998, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended June 25, 1999, and related schedule which reports appear in the June 25, 1999 annual report on Form 10-K of C-COR.net Corp.


                                                        KPMG LLP


State College, Pennsylvania
September 22, 1999